Exhibit 99.2
PART I

Items 1 and 2. Business and Properties

GENERAL OVERVIEW

In this report, the terms "Partnership," as well as the terms "our," "we," "us" and "its" refer to Azure Midstream Partners, LP itself or Azure Midstream Partners, LP together with its consolidated subsidiaries, including the Azure System Predecessor, as the context requires. The term "Azure System Predecessor" is sometimes used to refer to the Legacy gathering system entities and assets (the "Legacy System"), which has been deemed to be the predecessor of the Partnership for accounting and financial reporting purposes. On May 19, 2015, the Partnership changed its name from Marlin Midstream Partners, LP to Azure Midstream Partners, LP.

In this report the term "Azure System" refers to the operations of the Legacy System together with the contribution of Azure ETG, LLC a Delaware limited liability company, that owns and operates the East Texas gathering system (the "ETG System") for periods beginning November 15, 2013, representing the period Azure Midstream Energy LLC, a Delaware limited liability company "Azure" acquired 100% of the equity interest, in the entities that own the Legacy System and the ETG System. Azure contributed the ETG System to the Partnership on August 6, 2015. This transaction was determined to be a transaction between entities under common control for financial reporting purposes. Accordingly, we have recast the financial results of the Partnership to include the financial results of the ETG System for periods beginning November 15, 2013, the date Azure acquired the ETG System.

Organization and Description of Business
Azure Midstream Partners, LP is a Delaware limited partnership formed in April 2013 by NuDevco Partners, LLC and its affiliates (“NuDevco”) to develop, own, operate and acquire midstream energy assets. Through our wholly owned subsidiaries, Marlin Logistics, LLC (“Marlin Logistics”) and Marlin Midstream, LLC (“Marlin Midstream”), we generate revenues by charging fees for gathering, transporting, treating and processing natural gas, transloading crude oil and selling or delivering NGLs to third parties.
As of December 31, 2014, NuDevco owned and controlled our general partner, Azure Midstream Partners GP, LLC, formerly Marlin Midstream GP, LLC (our “general partner”). NuDevco is wholly owned by W. Keith Maxwell III. In July 2013, we completed our initial public offering (the “IPO”) of 6,875,000 common units to the public for $20.00 per common unit. In exchange for NuDevco contributing Marlin Logistics and Marlin Midstream to us, we issued 1,849,545 common units and all of the Partnership’s subordinated units and incentive distribution rights to wholly owned subsidiaries of NuDevco. At December 31, 2014, common units held by public security holders represent 39.8% of our outstanding limited partner interests, and NuDevco held 60.2% of our outstanding limited partner interests.
The information in this report contains information occurring prior to the completion of the Transactions (as defined below) on February 27, 2015 discussed herein. Consequently, the combined financial statements and related discussion of financial condition and results of operations contained in this report for those periods prior to such date pertain to businesses and assets of the Azure System Predecessor.

Acquisition of the Legacy System
On February 27, 2015, we completed transactions (the “Transactions”), described in detail below, pursuant to a transaction agreement, dated January 14, 2015 (the “Transaction Agreement”), by and among us, Azure, the general partner, NuDevco and Marlin IDR Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of NuDevco (“IDRH”). Pursuant to the Transaction Agreement, we acquired the Legacy System from Azure and Azure acquired all of the equity interests in our general partner and 90% of our IDR Units (as defined below) from NuDevco.

The following transactions were consummated on February 27, 2015, in connection with the closing of the Transactions (the “Closing”):

•
we amended and restated our partnership agreement to reflect the unitization of all of our incentive distribution rights (as unitized, the “IDR Units”) and recapitalized the incentive distribution rights owned by IDRH into 100 IDR Units;

•	we redeemed 90 IDR Units held by IDRH in exchange for a payment by us of $63.0 million to IDRH (the “Redemption”);

•
we acquired the Legacy System from Azure through the contribution, indirectly or directly, of (i) all of the outstanding general and limited partner interests in Talco Midstream Assets, Ltd., a Texas limited liability company and subsidiary of Azure, and (ii) certain assets owned by TGG Pipeline, Ltd. ("TGG"), a Texas limited liability company and subsidiary of Azure, in exchange for aggregate consideration of $162.5 million, which was paid to Azure in the form of $99.5 million in cash and by the issuance of 90 IDR Units (the foregoing transaction, collectively, the “Contribution”); and

•
Azure purchased from NuDevco (i) all of the outstanding membership interests in our general partner and (ii) an option to acquire up to 20% of each of the common units and subordinated units held by NuDevco as of the execution date of the Transaction Agreement.

Following the consummation of the Transactions, Azure controls us through its ownership of all of the equity interests in our general partner. Our general partner controls us through its ownership of our outstanding general partner units, which represents an approximate 2% economic general partner interest in us. Azure also owns 90 IDR Units, which represent 90% of our IDR Units. NuDevco owns approximately 60.2% of our outstanding limited partner interest and 10 IDR Units, which represent 10% of our IDR Units.

Contribution of the ETG System

On August 6, 2015, we entered into a contribution agreement (the “Contribution Agreement”) with Azure, which is the sole member of the general partner. Pursuant to the Contribution Agreement, Azure contributed 100% of the outstanding membership interests in the ETG System to the Partnership in exchange for the consideration described below (the "Contribution"). The closing of the transactions contemplated by the Contribution Agreement occurred simultaneously with the execution of the Contribution Agreement. The Contribution Agreement contains customary representations and warranties, indemnification obligations and covenants by the parties, and provides that the Partnership’s acquisition of the ETG System was effective on July 1, 2015.

The following transactions took place pursuant to the Contribution Agreement:

•
as consideration for the membership interests of the ETG System, we paid Azure $80.0 million in cash and issued 255,319 common units representing limited partner interests in the Partnership to Azure; and

•	we entered into a gas gathering agreement with TGG , an indirect subsidiary of Azure.

Azure

Azure is a midstream company with a focus on owning, operating, developing and acquiring midstream energy infrastructure in core producing areas in the United States. Azure currently provides natural gas gathering, compression, treating and processing services in Northern Louisiana and East Texas in the prolific Haynesville and Bossier Shale formations.

OUR ASSETS AND AREAS OF OPERATION
Overview
We are a fee-based, growth-oriented Delaware limited partnership formed to develop, own, operate and acquire midstream energy assets. We currently provide natural gas gathering, compression, dehydration, treating, processing and hydrocarbon dew-point control and transportation services, which we refer to as our midstream natural gas business, and crude oil transloading services, which we refer to as our crude oil logistics business. Our assets and operations are organized into the Midstream Natural Gas Segment and the Logistics Segment.
For additional information relating to revenues, profits and total assets by operating segment, please see Note 9 “Segment Information” to our Consolidated Financial Statements included in our Annual Report on Form 10-K.
Midstream Natural Gas Segment. As of December 31, 2014, our midstream natural gas segment primarily consisted of the following assets: (i) two related natural gas processing plants located in Panola County, Texas; (ii) a natural gas processing plant located in Tyler County, Texas; (iii) two natural gas gathering systems connected to our Panola County processing plants; and (iv) two NGL transportation pipelines that connect our Panola County and Tyler County processing plants to third party NGL pipelines. Our primary midstream natural gas assets are located in long-lived oil and natural gas producing regions in East Texas and gather and process NGL-rich natural gas streams associated with production primarily from the Cotton Valley Sands, Haynesville Shale, Austin Chalk and Eaglebine formations.
Subsequent to December 31, 2014, we have completed the following transactions:

•
acquisition of the Legacy System, the results of operations of which, will be included within our midstream natural gas segment. The addition of the Legacy System provides us with access to producing acreage that is currently not directly accessible within Harrison, Panola and Rusk counties in Texas. For a more detailed description of the Legacy System, see “Legacy Gathering System” below.

•
acquisition of the ETG System, the results of operations of which will be included within our midstream natural gas segment. The addition of ETG System provides us with four interconnections with major interstate pipelines providing 1.75 Bcf per day of access to downstream markets and a total of 336,000 gross acres in the Haynesville Shale and Bossier Shale formations. For a more detailed description of the ETG System, see “East Texas Gathering System” below.

The following table sets forth information about our primary midstream natural gas assets as of the year ended December 31, 2014 (including the Legacy System, which was acquired in February 2015 and the ETG System contributed in August 2015):

Midstream Natural Gas	System Type	County, State	Miles	Gas Compression (bhp)	Approximate Design Capacity (MMcf/d except as otherwise noted)

Panola 1	Processing	Panola, Texas	N/A	8,220	100
Panola 2	Processing	Panola, Texas	N/A	10,400	120
Total Panola			N/A	18,620	220
Tyler (1)	Processing	Tyler, Texas	N/A	4,640	80
Lake Murvaul	Natural Gas Gathering	Panola and Harrison Counties, Texas	54	6,300	100
Oak Hill Lateral	Natural Gas Gathering	Panola and Harrison Counties, Texas	11	N/A	100
Turkey Creek (Bbls/d)	NGL Pipelines	Panola and Tyler Counties, Texas	13	N/A	20,000
Legacy Gathering System (2)	Natural Gas Gathering	Panola, Harrison and Rusk Counties, Texas and Caddo Parish Louisiana	658	14,125	500
East Texas Gathering System (3)	Natural Gas Gathering/Processing	Shelby, Nacogdoches, San Augustine and Sabine Counties, Texas	255	N/A	1,750

(1) The Tyler processing facility includes one 40 MMcf/d cryogenic trains that are currently operational and two 20 MMcf/d cryogenic trains are currently idle.
(2) The Legacy Gathering System was acquired on February 27, 2015 in connection with the closing of the Transactions, and is currently operational.
(3) The East Texas Gathering System was acquired on August 6, 2015 in connection with the closing of the Contribution Agreement and is currently operational.
Panola County Processing Plants
Our Panola County processing plants are situated northeast of the town of Carthage in East Texas on approximately 35 acres. These plants process NGL-rich natural gas from the Haynesville Shale and Cotton Valley natural gas production areas, which are areas known for their long-lived reserves. These plants are natural gas treating and cryogenic processing plants that include residue gas compression, amine treating and dehydration equipment with current design capacity to process up to 220 MMcf/d of natural gas.
Our processing plants in Panola County, which we refer to as our Panola 1 and Panola 2 processing plants, are operational as a single integrated facility, with common inlet and outlet points. Our Panola County plants have the following characteristics:

•
Our Panola 1 processing plant consists of a cryogenic gas processing plant with a nameplate capacity of 100 MMcf/d, one 225 GPM amine treating unit and five dedicated compressor units with an aggregate of 8,220 bhp of residue gas compression; and

•
Our Panola 2 processing plant consists of a cryogenic gas processing plant with a nameplate capacity of 120 MMcf/d, one 320 GPM amine treating unit and six dedicated compressor units with an aggregate of 10,400 bhp of residue gas compression.

Inlet volumes at our Panola County plants are obtained from numerous sources with various natural gas compositions. Supply interconnects to the facility include nine pipelines extending from our Lake Murvaul gathering system, our Oak Hill Lateral, Atmos Energy Corporation’s (“Atmos Energy”) S2 pipeline, Kinder Morgan’s McCormick pipeline, Texas Gas Gathering’s Harrison and Panola County gathering systems and MarkWest Energy Partners, L.P.’s (“MarkWest”) pipeline. Residue gas from our Panola County plants is delivered to several pipelines, including the Texas Gas, CenterPoint CP, Tennessee Gas and Gulf South Pipeline, LP (“Gulf South”) pipelines, and the DCP Carthage trading hub through the Atmos Energy and Enterprise pipelines. NGL production from our Panola County plants is delivered into one of our Turkey Creek pipelines, which extends to TEPPCO Partners, L.P.’s Panola Pipeline for redelivery to the Enterprise fractionation facilities at the Mont Belvieu, Texas trading hub.
Tyler County Gas Processing Plant
Our Tyler County processing facility is situated northeast of the town of Woodville in East Texas on approximately ten acres. This facility processes NGL-rich natural gas from the Austin Chalk and Eaglebine natural gas production formations, which are areas known for their long- lived reserves. This facility consists of natural gas treating and cryogenic processing plants that include residue gas compression, amine treating, and glycol dehydration equipment with a design capacity to process up to 80 MMcf/d of natural gas.
Our Tyler County processing plant includes one cryogenic processing train with nameplate capacity of 40 MMcf/d, two 20 MMcf/d cryogenic processing trains with aggregate nameplate capacity of 40 MMcf/d, both of which are currently idle, two 40 MMcf/d glycol dehydration units and two 200 GPM amine units. Our Tyler County processing facility currently utilizes three compressor units with an aggregate of 4,640 bhp of residue gas compression.
We do not own or operate any natural gas gathering systems associated with our Tyler County processing plant. The facility receives all of its natural gas from a gathering system owned and operated by Anadarko and delivers residue gas through an interconnect with the Tennessee Gas Pipeline Company pipeline. To the extent we are not using the full capacity of our Tyler County processing plant to process Anadarko’s gas, we believe we would be able to access volumes from other producers to the extent we are able to construct new, or tie into existing third- party gathering systems. NGLs produced by our Tyler County processing plant are stored in two 30,000 gallon surge tanks and one 12,000 gallon surge tank and transported through one of our Turkey Creek NGL pipelines to an NGL pipeline owned by West Texas LPG Pipeline Limited Partnership for delivery to the Enterprise fractionator at the Mont Belvieu trading hub.
Lake Murvaul Gathering System
Our Lake Murvaul natural gas gathering system is connected to our Panola County processing plants and gathers natural gas primarily from delivery points on our gathering systems and interconnecting pipelines in the area. NuDevco and its affiliates purchased the original Lake Murvaul gathering system, consisting solely of a 12-inch trunk line extending approximately 10 miles southwest from the site of our Panola County processing plants, from CenterPoint Energy. The gathering system currently consists of approximately 31 miles of 12-inch trunk line, approximately 23 miles of 4-inch, 6-inch and 8-inch gathering lines and seven compressor stations with total compression of approximately 6,300 bhp. The gathering system has an aggregate capacity of approximately 100 MMcf/d.
Our Lake Murvaul gathering system has pipeline interconnects with Gulf South, Texas Eastern Transmission, LP, ETC Gas Company Ltd., Natural Gas Pipeline Company of America LLC and DCP Midstream Partners, LP (“DCP Midstream”). Producers generally bear the cost of connecting their wells to our system at delivery points on our gathering systems.
Oak Hill Lateral
Our Oak Hill Lateral, which was placed into service in March 2013, is connected to our Panola County processing plant and gathers natural gas through a connection to a gathering system owned by Anadarko. Our Oak Hill Lateral consists of approximately 11 miles of 12-inch trunk line with a current capacity of approximately 100 MMcf/d.
Turkey Creek NGL Pipelines
Our wholly owned subsidiary, Turkey Creek Pipeline, LLC, owns and operates the following two NGL pipelines, which we refer to as our Turkey Creek pipelines:

•
a 4-inch diameter y-grade NGL pipeline with a total capacity of 10,000 Bbls/d (expandable to 15,000 Bbls/d) extending approximately two miles from our Panola County processing plants to a pipeline owned by TEPPCO Partners, L.P. for redelivery to the Enterprise fractionator in Mont Belvieu; and

•
a 6-inch diameter y-grade NGL pipeline with a total capacity of 10,000 Bbls/d extending approximately 11 miles from our Tyler County processing plants to an NGL pipeline owned by West Texas LPG Pipeline Limited Partnership for redelivery to the Enterprise fractionator in Mont Belvieu.

Legacy Gathering System
The Legacy System was contributed to us as part of the Transactions on February 27, 2015. The Legacy System is primarily located within Harrison, Panola and Rusk Counties in Texas and Caddo Parish in Louisiana and currently serves the Cotton Valley formation, the Haynesville shale formation and the shallower producing sands in the Travis Peak formation. The Legacy System consists of approximately 658 miles of high- and low-pressure gathering lines and served approximately 100,000 dedicated acres with access to seven major downstream markets, three third-party processing plants and the Panola County processing plants. The Legacy System has ten 1,340 bhp compressors and two additional compressors comprising 725 bhp, for a total of 14,125 bhp of compression. The Legacy System has an aggregate capacity of approximately 500 MMcf/d. Our Legacy System gathers high-Btu natural gas with an NGL content between 2.0 and 5.2 GPM.
East Texas Gathering System
The ETG System was contributed to us as part of the Contribution on August 6, 2015. The ETG System is primarily located within San Augustine, Nacogdoches, Sabine, Panola and Shelby Counties in East Texas and currently serves multiple formations including the Haynesville, Bossier and the liquids-rich James Lime formation. The ETG System consists of approximately 255 miles of gathering lines and serves approximately 336,000 gross dedicated acres. The ETG System has two owned treating plants, 10 MMcf/d of processing capacity and four interconnections with major interstate pipelines providing 1.75 Bcf per day of access to downstream markets. The new Fairway processing plant is designed to extract NGL content from natural gas averaging 3.2 gallons per Mcf (“GPM”) from the James Lime formation for liquids processing.
Other Midstream Natural Gas Assets
We own and operate approximately six miles of 6-inch natural gas pipeline, which we refer to as our Bethany Lateral, and a natural gas treating facility, which we refer to as our Stateline Treating facility. Our Stateline Treating facility is adjacent to our Bethany Lateral and is located southeast of the town of Bethany in Caddo Parish, Louisiana. Our Stateline Treating facility has an aggregate capacity of approximately 30 MMcf/d and provides CO2 removal services on behalf of Associated Energy Services, LP ("AES").
Logistics Segment
Our logistics segment consists of three crude oil transloading facilities: (i) our Wildcat facility located in Carbon County, Utah, where we currently operate two skid transloaders and four ladder transloaders; (ii) our Big Horn facility located in Big Horn County, Wyoming, where we currently operate two skid transloaders and two ladder transloaders; and (iii) our East New Mexico facility located in Sandoval County, New Mexico, where we currently operate two skid transloaders and two ladder transloaders. Our transloaders are used to unload crude oil from tanker trucks and load crude oil into railcars. Our facilities provide transloading services for production originating from well-established crude oil producing basins, such as the

Uinta, San Juan and Powder River Basins, which we believe are currently underserved by our competitors. Our combined transloading capacity is 31,200 Bbls/d in normal operating conditions.

Wildcat Facility
At our Wildcat facility, crude oil is delivered to our site by third-party tanker trucks. Currently, AES contacts Wild West Equipment & Hauling, LLC, who currently provides the labor in connection with our transloading operations at our Wildcat facility, when they have crude oil that they wish to have transferred from truck to railcar. The crude oil is then transferred from the truck to a railcar or to a third-party tank leased by AES using either a skid transloader or a ladder transloader. On July 31, 2013, we entered into fee-based transloading services agreements with AES at our Wildcat facility that provides for a fixed fee per barrel for transloading services, subject to a minimum volume commitment of 7,600 Bbls/d with respect to our skid transloader and 1,260 Bbls/d with respect to each of our ladder transloaders.
Big Horn Facility
At our Big Horn facility, crude oil is delivered to our site by third-party tanker trucks at AES's request. We transfer crude oil from truck to railcar or to a third-party tank leased by AES using either a skid transloader or a ladder transloader. On July 31, 2013, we entered into fee-based transloading services agreements with AES at our Big Horn facility that provides for a fixed fee per barrel, subject to a minimum volume commitment of 7,600 Bbls/d with respect to our skid transloader and 1,260 Bbls/d with respect to our ladder transloader.
East New Mexico Facility
On July 30, 2014, we entered into a Contribution Agreement with NuDevco Midstream Development and our general partner for the purchase of the East New Mexico Transloading Facility, located in Sandoval County, New Mexico. The purchase closed on August 1, 2014. At our East New Mexico facility, crude oil is delivered to our site by third-party tanker trucks. AES requests we transfer crude oil from truck to railcar or to a third-party tank leased by AES using a skid transloader. On August 1, 2014, we entered into fee-based transloading services agreements with AES at our East New Mexico facility that provides for a fixed fee per barrel, subject to a minimum volume commitment of 5,000 Bbls per weekday with respect to our skid transloader.
Amendment to Transloading Service Agreements
On February 27, 2015, we entered into amendments to our (i) Wildcat facility transloading services agreement, (ii) Big Horn transloading services agreement and (iii) Ladder transloading services agreement, all of which are transloading services agreements with AES, an affiliated party. The amendments extend the terms, including the minimum volume commitments, associated with these transloading services agreements until February 27, 2020, or five years from the date of the amendment.
Our Fee-Based Commercial Agreements
Prior to July 31, 2013, we generated revenues primarily under keep-whole and other commodity-based gathering and processing agreements with third parties and their affiliates. On July 31, 2013, we terminated the existing commodity-based gas gathering and processing agreement with AES, assigned to AES all of the remaining keep-whole and other commodity-based gathering and processing agreements with third party customers and entered into a new three-year fee-based gathering and processing agreement with AES with a minimum volume commitment and annual inflation adjustments and new three-year fee-based transloading services agreements with AES at our Wildcat and Big Horn facilities.
Under our new gathering and processing agreement, AES pays us a fixed fee per Mcf (subject to an annual inflation adjustment) for gathering, treating, compression and processing services and a per gallon fixed fee for NGL transportation services. The agreement provides for a minimum volume commitment of 80 MMcf/d, which can be periodically increased. Under our transloading services agreements, AES pays us a fixed fee per barrel. The Wildcat and Big Horn agreements provide for a minimum volume commitment of 7,600 Bbls/d at each facility with respect to our skid transloaders and 1,260 Bbls/d with respect to each of our ladder transloaders. The East New Mexico agreement provides for a minimum volume commitment of 5,000 Bbls per weekday for the skid transloader at the facility.

The following table summarizes certain information regarding our fee-based commercial agreements with Anadarko and AES:

Agreement	Current Term Expiration	Renewal	Minimum Volume Commitment
Anadarko Panola County Agreement I	July 31, 2015	Year-to-year	Yes
Anadarko Panola County Agreement II	March 31, 2019	Month-to-month	Yes
AES Panola County Agreement (1)	Three years	Year-to-year	100 MMcf/d
Anadarko Tyler County Agreement	October 31, 2015	Year-to-year	No
AES Wildcat Skid Transloading Agreement (1)	Five years	Year-to-year	7,600 Bbls/d
AES Big Horn Skid Transloading Agreement (1)	Five years	Year-to-year	7,600 Bbls/d
AES Master Ladder Transloading Agreement (1)	Five years	Year-to-year	3,780 Bbls/d
AES East New Mexico Agreement (2)	Three years	Year-to-year	5,000 Bbls per weekday
(1) The AES agreements were entered into between us and AES in conjunction with the closing of the IPO on July 31, 2013. In connection with the Closing, the Transloading Agreements were extended until February 27, 2020, or five years from the date of the amendment. For additional information relating to our current sponsor relationship, please see Items 1 and 2 - "Business and Properties - Sponsor Relationship” included in this Form 10-K.

(2) The AES East New Mexico agreement was entered into between us and AES in conjunction with the dropdown from NuDevco on August 1, 2014. The initial term of this agreement is three years. AES is an affiliate under common control of NuDevco. For additional information relating to our current sponsor relationships, please see Items 1 and 2 - "Business and Properties - Sponsor Relationship” included in this Form 10-K.

As part of the Transactions, we also acquired certain contracts associated with the Legacy System. Major customers with long-term contracts on the Legacy System include BG, BP plc and Devon Energy Corporation, Endeavor Energy Resources, L.P., EXCO, Sabine Oil & Gas LLC and Samson Resources Corporation, among others. The Legacy System cash flows are primarily fee-based and the contracts have a remaining life varying from one year to life of lease.

CUSTOMERS
The primary suppliers of natural gas to us are a broad cross-section of the natural gas producing community. These suppliers include small and large exploration and production companies, large pipeline companies and natural gas marketers. Among those customers currently supplying natural gas to us for treating and processing are Anadarko, Kinder Morgan, Energy Transfer and AES. Customers on our Legacy System include BG Group, plc, BP plc, Devon Energy Corporation, Endeavor Energy Resources, L.P., EXCO Resources, Inc., Sabine Oil & Gas LLC and Samson Resources Corporation, among others. Customers on our ETG System include EOG Resources, Inc., SM Energy Company, Devon Energy Corporation, Crimson Exploration, Inc. and Goodrich Petroleum Corp. We actively seek new natural gas producing customers for all of our facilities to increase throughput volume and to offset natural declines in the production from connected wells. We obtain new natural gas supplies in our operating areas by contracting for production from new wells, by connecting new wells drilled on dedicated acreage and by obtaining natural gas that has been directly received or released from other gathering systems.
For the year ended December 31, 2014, Anadarko and AES each accounted for more than 10% of our revenues. Although we have gathering, processing or transportation agreements with these customers, these agreements have remaining terms ranging from one to five years. As these agreements expire, we will have to renegotiate extensions or renewals with these customers or replace the existing contracts with new arrangements with other customers. If either of these customers were to default on its contracts or if we were unable to renew our contracts with them on favorable terms, we may not be able to replace such customers in a timely manner, on favorable terms or at all. In any of these situations, our revenues and cash flows and our ability to make cash distributions to our unitholders would be materially and adversely affected.
In addition, AES is our sole customer with respect to our crude oil logistics business, and we expect to continue to derive the substantial majority of our transloading revenues from AES. AES is contracted for 100% of the capacity at our Wildcat, Big Horn, and East New Mexico facilities. Such concentration subjects us to increased risk in the case of nonpayment, nonperformance or non-renewal by AES under the transloading services agreements that we entered into with AES at the closing of our IPO, three of which were subsequently extended in connection with the Transactions until February 27, 2020. Any adverse developments concerning AES could materially and adversely affect our crude oil logistics business.

Item 1A. Risk Factors
RISK FACTORS
Risks Related to our Business

Security holders and potential investors in our securities should carefully consider the risk factors set forth under Part I. Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference herein. The following risk factor updates the risks described in our Annual Report on Form 10-K. There has been no material change in our risk factors from those described in the Annual Report on Form 10-K other than those set forth below. These risks are not the sole risks for investors. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or results of operations.
Any decrease in the volumes of natural gas that the Partnership gathers, compresses, treats or processes would adversely affect our financial condition, results of operations and cash flows to the extent not mitigated by minimum volume or revenue commitments.
Our financial performance depends to a large extent on the volumes of natural gas gathered, compressed, treated and processed on the Partnership's assets. To the extent not protected by minimum volume or revenue commitments, decreases in the volumes of natural gas gathered, compressed, treated and processed would directly and adversely affect our revenues and results of operations. These volumes can be influenced by factors beyond our control, including:

•	compliance with environmental or other governmental requirements;

•	adverse weather conditions and natural disasters;

•	increases in storage levels of natural gas;

•	increased use of alternative energy sources;

•	decreased demand for natural gas;

•	fluctuations in commodity prices, including the prices of natural gas;

•	economic conditions;

•	environmental hazards, such as natural gas leaks, oil spills, pipeline and tank ruptures, and unauthorized discharges of pollutants into the surface and subsurface environment;

•	supply disruptions;

•	availability of supply connected to the Partnership's systems; and

•	availability and adequacy of infrastructure to gather, compress, treat and process supply into and out of the Partnership's systems.

The volumes of natural gas gathered, compressed, treated and processed on the Partnership's assets also depend on the production of natural gas from the Haynesville, Bossier and Cotton Valley formations that these systems serve. Supply of natural gas can be affected by many of the factors listed above, including commodity prices and weather. In order to maintain or increase throughput levels on the Partnership's systems, it must obtain new sources of natural gas. The primary factors affecting the Partnership's ability to obtain non-dedicated sources of natural gas include (i) the level of successful leasing, permitting and drilling activity in its areas of operation, (ii) its ability to compete successfully for volumes from new wells and (iii) its ability to compete successfully for volumes from sources connected to other pipelines. The Partnership has no control over the level of drilling activity in its areas of operation, the amount of reserves associated with wells connected to its systems or the rate at which production from a well declines. In addition, it has no control over producers or their drilling or production decisions, which are affected by, among other things, the availability and cost of capital, levels of reserves, availability of drilling rigs and other costs of production and equipment.

We may be unable to renew or replace expiring contracts at favorable rates or on a long-term basis.
Our primary exposure to market risk occurs at the time our existing contracts expire and are subject to renegotiation and renewal. Our minimum revenue commitment has original terms of ten years and, as of December 31, 2014, had a weighted average remaining term of 6 years. The extension or replacement of existing contracts depends on a number of factors beyond our control, including:

•	the level of existing and new competition to provide services to our markets;

•	the macroeconomic factors affecting natural gas economics for our current and potential customers;

•	the balance of supply and demand, on a short-term, seasonal and long-term basis, in our markets;

•	the extent to which the customers in our markets are willing to contract on a long-term basis; and

•	the effects of federal, state or local regulations on the contracting practices of our customers.

Any failure to extend or replace a significant portion of our existing contracts, or extending or replacing them at unfavorable or lower rates, could have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

SELECTED HISTORICAL FINANCIAL DATA OF
THE AZURE SYSTEM AND THE AZURE SYSTEM PREDECESSOR

The following table presents the selected historical financial and operating data of the Azure System and the Azure System Predecessor for the periods presented. The selected historical financial data of the Azure System and Azure System Predecessor are derived from the historical financial statements of the Azure System and the Azure System Predecessor and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and the audited financial statements attached as Exhibit 99.1 to this Current Report on Form 8-K/A. The following information is only a summary and is not necessarily indicative of the results of future operations of the Azure System and the Azure System Predecessor.

	Azure System (1)		Azure System Predecessor
	Year Ended	Period from November 15, 2013 to	Period from January 1, 2013 to	Year Ended December 31,
	December 31, 2014	December 31, 2013	November 14, 2013	2012	2011
					(Unaudited)
Statement of Operations Data:

Total operating revenues	$74,721	$8,859	$41,263	$51,494	$68,393
Operating expenses:
Cost of purchased gas and NGLs sold	38,042	4,505	21,054	22,793	37,447
Operating expense	13,714	2,643	11,330	11,183	17,787
General and administrative	5,812	195	3,629	5,692	5,845
Asset impairments	228	—	659	5,720	510
Depreciation and amortization	7,961	958	9,999	11,229	17,093
Total expenses	65,757	8,301	46,671	56,617	78,682
Income (loss) from operations	8,964	558	(5,408)	(5,123)	(10,289)

Interest expense (2)	15,149	1,855	3,167	4,951	2,852
Other (income) expense	422	—	(807)	304	4,001
Net loss before income taxes	(6,607)	(1,297)	(7,768)	(10,378)	(17,142)
Income tax expense	213	26	118	147	195
Net loss	$(6,820)	$(1,323)	$(7,886)	$(10,525)	$(17,337)

Balance Sheet Data (as of the period end):
Property, plant and equipment, net	$304,175	$302,163	$341,848	$336,620	$353,461
Total assets	319,203	324,563	351,102	345,381	365,913
Parent company net investment	116,151	107,028	218,531	189,547	212,187
Key Performance Measures:
Adjusted EBITDA (3)	$25,805	$2,702	$5,155	$11,826	$7,314
Capital expenditures	14,233	1,068	13,989	9,887
Operating Data:
Average throughput volumes of natural gas (MMcf/d)	261	209	189	254	324

(1) Beginning November 15, 2013, Azure acquired 100% equity interest in Azure System. On August 6, 2015, Azure contributed the ETG System to the Partnership. This transaction was determined to be a transaction between entities under common control for financial reporting purposes. As such, we have recast the financial results of the Azure System to include the financial results of the ETG System from the period November 15, 2013 to December 31, 2013 and the year ended December 31, 2014.
(2) The interest expense reflected within the Azure System and Azure System Predecessor's statement of operations data represents an allocation of its proportionate share of the Azure and Azure Predecessor's consolidated interest expense in accordance with applicable accounting guidance.
(3) For a definition of Adjusted EBITDA and a reconciliation to net income, its most directly comparable financial measure calculated in accordance with GAAP, please read "Non-GAAP Financial Measures" below.

Non-GAAP Financial Measures

The selected historical financial data includes the non-GAAP financial measure Adjusted EBITDA. We provide a reconciliation of EBITDA and Adjusted EBITDA, both non-GAAP financial measures, to net income, its most directly comparable financial measure as calculated and presented in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss), plus (1) interest expense, (2) income tax expense, and (3) depreciation and amortization expense. We define Adjusted EBITDA as EBITDA, plus adjustments associated with certain non-cash and other items.

EBITDA and Adjusted EBITDA are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities. Additionally, Adjusted EBITDA is used to assess the financial performance of our assets without the impact of certain non-cash and other item, including non-cash expenses, adjustments associated with cash received under the minimum revenue commitments ("MRC") requirements of our gas gathering agreements and certain other items.

The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income. Our non-GAAP financial measures of EBITDA and Adjusted EBITDA should not be considered as an alternative to net income. You should not consider EBITDA and Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered as alternatives to, or more meaningful than, performance measures calculated in accordance with GAAP. Some of these limitations are: certain items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure; EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and our computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for each of the periods indicated.

	Azure System		Azure System Predecessor
(in thousands) (unaudited)	Year Ended December 31, 2014	Period from November 15, 2013 to December 31, 2013	Period from January 1, 2013 to November 14, 2013	Year Ended December 31, 2012 2011
Reconciliation of EBITDA to Net Income (Loss)
Net income (loss)	$(6,820)	$(1,323)	$(7,886)	$(10,525)	$(17,337)

Add:
Depreciation and amortization	7,961	958	9,999	11,229	17,093
Interest expense	15,149	1,855	3,167	4,951	2,852
Income tax expense	213	26	118	147	195
EBITDA	$16,503	$1,516	$5,398	$5,802	$2,803
Asset impairments	228	—	659	5,720	510
Other adjustments (1)	2,799	502	(902)	304	4,001
Deferred revenue (2)	6,275	684
Adjusted EBITDA	$25,805	$2,702	$5,155	$11,826	$7,314

(1) Other adjustments are primarily comprised of non-cash gains and losses associated with volumetric natural gas imbalance adjustments and gains and losses on sales of assets.

(2) Adjustments related to deferred revenues associated with our MRC agreements account for our inclusion of expected cash receipts under these MRC agreements. With respect to our MRC agreement, the volumes supplied by the customer are currently less than the annual MRC requirement, and we are therefore entitled to receive an annual deficiency payment. The customer's deficiency payment to us may be credited against future volumes supplied by the customer in excess of the annual MRC. We record the cash receipts associated with the deficiency payments as deferred revenue because the customer is entitled to utilize the deficiency payment to offset future volumes supplied in excess of the annual MRC over the term of the contract. We include a proportional amount or the expected MRC cash receipts in each quarter in respect of the annual period for which we actually receive the payment to ensure our Adjusted EBITDA reflects the amount of cash we are entitled to receive on an annual basis under these MRC agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE AZURE SYSTEM AND THE AZURE SYSTEM PREDECESSOR

The historical financial statements included in this filing reflect the assets, liabilities and operations of the Legacy gathering system entities and assets (the "Legacy System"), updated to include the contribution of the East Texas Gathering System (the "ETG System") as described below, and the Azure System Predecessor (collectively the "Azure System"). The term "Azure System Predecessor" refers to the Legacy System, which has been deemed to be the historical predecessor of Azure Midstream Partners, LP (the "Partnership") for financial reporting purposes. As a result, the following historical discussion and analysis of financial condition and results of operations and the related financial and operational information will update the Partnership's previously reported historical information to include the Azure System financial results.

In accordance with the applicable business combination accounting guidance, the Legacy System is considered the Predecessor of the Partnership because Azure Midstream Energy LLC and Azure Midstream Holdings LLC (collectively, "Azure") obtained control of the Partnership through its acquisition of 100% of the ownership interest in Azure Midstream Partners GP, LLC, formerly Marlin Midstream Partners GP, LLC, the sole general partner of the Partnership (the "General Partner"), concurrently with the consummation of the transactions described below and the contribution of the Legacy System to the Partnership. The Legacy System is comprised of midstream assets and operations primarily located within Harrison, Panola and Rusk counties in Texas and Caddo parish in Louisiana and currently serves the Cotton Valley formation, the Haynesville shale formation and the shallower producing sands in the Travis Peak formation.

On November 15, 2013, Azure acquired 100% of the equity interest in the Legacy System and the ETG System. Azure contributed the ETG System to the Partnership on August 6, 2015. This transaction was determined to be a transaction between entities under common control for financial reporting purposes. Accordingly, we have recast the financial results of the Azure System to include the financial results of the ETG System for periods beginning November 15, 2013, the date Azure acquired the ETG System. The ETG System is comprised of midstream assets and operations primarily located within Shelby, Nacogdoches, San Augustine and Sabine counties in Texas and currently serves multiple formations including the Haynesville, Bossier and the liquids-rich James Lime formation.

You should read this discussion in conjunction with the historical and pro forma financial statements and accompanying notes included in this filing. All references in this section to the Partnership, as well as the terms “our,” “we,” “us” and “its,” refer to Azure Midstream Partners, LP, together with its consolidated subsidiaries, including the Azure System, when used in the present or future tense.

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks, uncertainties and assumptions. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions associated with those statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those in “Risk Factors” and included in other portions of this filing.

Overview

The Partnership is a fee-based, growth-oriented Delaware limited partnership formed to develop, own, operate and acquire midstream energy assets. We currently provide natural gas gathering, compression, dehydration, treating, processing and hydrocarbon dew-point control and transportation services, which we refer to as our midstream natural gas business, and crude oil transloading services, which we refer to as our logistics business.
Acquisition of the Legacy System

On February 27, 2015, we completed the transactions (the “Transactions”) described in detail below pursuant to a Transaction Agreement, dated January 14, 2015 (the “Transaction Agreement”), by and among us, Azure, the General Partner, NuDevco Partners, LLC and its affiliates ("NuDevco") and Marlin IDR Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of NuDevco (“IDRH”). Pursuant to the Transaction Agreement, the Legacy System was contributed to the Partnership from Azure and Azure acquired all of the equity interests in the General Partner and 90% of the Partnership's IDR Units (as defined below) from NuDevco.

The following transactions were consummated on February 27, 2015, in connection with the closing of the Transactions (the “Closing”):

•
we amended and restated the limited partnership agreement of the Partnership to reflect the unitization of the Partnership's incentive distribution rights (as unitized, the “IDR Units”) and recapitalized the incentive distribution rights owned by IDRH into 100 IDR Units;

•	we redeemed 90 IDR Units held by IDRH in exchange for a payment by the Partnership of $63 million to IDRH (the “Redemption”);

•
the Legacy System was contributed to the Partnership from Azure through the contribution, indirectly or directly, of (i) all of the outstanding general and limited partner interests in Talco Midstream Assets, Ltd., a Texas limited liability company and subsidiary of Azure ("Talco"), and (ii) certain assets owned by TGG Pipeline, Ltd., a Texas limited liability company and subsidiary of Azure ("TGG" and, collectively with Talco, "TGGT"), in exchange for aggregate consideration of $162.5 million, which was paid to Azure in the form of (i) $99.5 million in cash and (ii) the issuance of 90 IDR Units (the foregoing transaction, collectively, the “Contribution”); and

•
Azure purchased from NuDevco (i) all of the outstanding membership interests in the General Partner and (ii) an option to acquire up to 20% of common and subordinated units held by NuDevco as of the execution date of the Transaction Agreement.

Following the Closing, Azure controls us through its ownership of all of our outstanding general partner units, which represents an approximate 2% economic general partner interest in us. Azure also owns 90 IDR Units, which represent 90% of our IDR Units. NuDevco owns 60.2% of our outstanding limited partner interest and 10 IDR Units, which represent 10% of our IDR Units.

Azure is considered the accounting acquirer of the General Partner, and therefore will record its acquisition of the General Partner as a business combination within Azure’s consolidated financial statements. The Legacy System is deemed to be the accounting acquirer of the Partnership because its parent company, Azure, obtained control of the Partnership through its ownership of all of the equity interests in the General Partner. Consequently, the Legacy System is deemed to be the predecessor of the Partnership for financial reporting purposes and the historical consolidated financial statements of the Partnership for the three years ended December 31, 2014 have been recast and now reflect those of the Legacy System, as the accounting acquirer. The Legacy System's assets and liabilities will retain their historical carrying values. Additionally, the Partnership's assets acquired and liabilities assumed by the Legacy System in the business combination will be recorded at their fair values measured as of the acquisition date.

Contribution of the ETG System

On August 6, 2015, we entered into a contribution agreement (the “Contribution Agreement”) with Azure, which is the sole member of the general partner. Pursuant to the Contribution Agreement, Azure contributed 100% of the outstanding membership interests in the ETG System to the Partnership in exchange for the consideration described below. The closing of the transactions contemplated by the Contribution Agreement occurred simultaneously with the execution of the Contribution Agreement. The Contribution Agreement contains customary representations and warranties, indemnification obligations and covenants by the parties, and provides that the Partnership’s acquisition of the ETG System was effective on July 1, 2015.

The following transactions took place pursuant to the Contribution Agreement:

•
as consideration for the membership interests of the ETG System, we paid Azure $80.0 million in cash and issued 255,319 common units representing limited partner interests in the Partnership to Azure; and

•	we entered into a gas gathering agreement (the “Gas Gathering Agreement”) with TGG an indirect subsidiary of Azure .

The contribution of the ETG System was determined to be a transaction between entities under common control for financial reporting purposes. Accordingly, we have recast the financial results of the Legacy System to include the financial results of the ETG System from the period November 15, 2013 to December 31, 2013 and the year ended December 31, 2014.

Azure System Operations

Legacy System Operations

The Legacy System is primarily located within Harrison, Panola and Rusk Counties in Texas and Caddo Parish in Louisiana and currently serves the Cotton Valley formation, the Haynesville shale formation and the shallower producing sands in the Travis Peak formation.

As of December 31, 2014, the Legacy System consisted of approximately 658 miles of high- and low-pressure gathering lines and served approximately 100,000 dedicated acres. The Legacy System has ten 1,340 horsepower compressors and two additional compressors comprising 725 horsepower, for a total of 14,125 horsepower of compression. The Legacy System has an aggregate capacity of approximately 500 MMcf/d.

The Legacy System gathers high-Btu natural gas with an NGL content between 2.0 and 5.2 GPM. Our major customers contracted on the Legacy System are BG, BP plc, Devon Energy Corporation, Endeavor Energy Resources, L.P., EXCO, Sabine Oil & Gas LLC and Samson Resources Corporation. These contracts have a remaining life varying from one year to life of lease. The Legacy System has access to seven major downstream markets, three third-party processing plants, including the Carthage Hub, and our Panola Processing plants. In addition, the Legacy System affords multiple opportunities to access high-NGL content horizontal gas from Cotton Valley.

The Legacy System's primary revenue producing activities are the sales of natural gas and NGLs purchased from third parties and the sale of condensate liquids. The sales of natural gas and NGLs are associated with contract agreements with limited commodity price exposure. The Legacy System receives a market price per barrel on revenue from natural gas condensate liquids. Secondarily, the Legacy System earns gathering services and other fee revenues from the gathering, compression and treating of natural gas. These gathering services and other fees are generally provided on a fixed fee basis per unit based on the volumes (Mcf) or heating content (MMBtu) of natural gas.

ETG System Operations

The ETG System is primarily located within San Augustine, Nacogdoches, Sabine, Panola and Shelby Counties in East Texas and currently serves multiple formations including the Haynesville, Bossier and the liquids-rich James Lime formation. The ETG System consists of approximately 255 miles of gathering lines and serves approximately 336,000 gross dedicated acres. The system has two owned treating plants, 10 MMcf/d of processing capacity and four interconnections with major interstate pipelines providing 1.75 Bcf per day of access to downstream markets. The new Fairway processing plant is designed to extract NGL content from natural gas averaging 3.2 gallons per Mcf (“GPM”) from the James Lime formation for liquids processing.

Azure System and Azure System Predecessor

The Azure System and the Azure System Predecessor's operating results and the majority of the assets and liabilities have been derived from the accounting records of Azure and Azure Midstream Holdings Predecessor (the "Azure System Predecessor") on a carve-out basis, and has been based on the existing divisional organization of Azure and the Azure System Predecessor. Certain assets, liabilities and expenses presented in the carve-out statements of financial position and statements of operations represent allocations and estimates of the costs of services incurred by either Azure or the Azure System Predecessor. These allocations and estimates were based on methodologies that management believes to be reasonable, and include items such as outstanding debt and related expenses associated with the Azure and Azure System Predecessor credit agreements and general and administrative expenses incurred by Azure and the Azure System Predecessor on behalf of the Azure System. Revenues have been identified by contracts that are specifically identifiable to the Azure System and the Azure System Predecessor. Depreciation and amortization are based upon assets specifically identified to the Azure System and Azure System Predecessor. Salaries, benefits and other general and administrative costs have been allocated to the Azure System and the Azure System Predecessor based on management’s use of a reasonable allocation methodology as such costs were historically not allocated to the Azure System and the Azure System Predecessor.

Azure

Azure is a midstream company with a focus on owning, operating, developing and acquiring midstream energy infrastructure in core producing areas in the United States. Azure currently provides natural gas gathering, compression, treating and processing services in Northern Louisiana and East Texas in the Haynesville and Bossier Shale formations. Prior to the Transactions, Azure operated three main gathering systems: Holly, Legacy and Center, the latter of which was comprised of the Azure Shelby and Azure ETG subsystems. As described above, the Legacy System was contributed to the Partnership in connection with the Transactions and the ETG System was contributed to the Partnership pursuant to the Contribution Agreement. The two remaining gathering systems, Holly and Center, the latter of which is comprised of the Azure Shelby subsystem, may potentially be available, in whole or in part, to the Partnership as future dropdown acquisitions, although Azure has no obligation to offer the Partnership those assets.

On November 15, 2013, Azure acquired 100% of the equity interests in TGGT for an aggregate sales price of $910.0 million, plus customary working capital adjustments, from EXCO Resources, Inc. (“EXCO”) and BG Group plc (“BG”). As part of the acquisition of TGGT, members of Azure management, Energy Spectrum Partners VI LP, and its parallel and co-investment funds (“Energy Spectrum Partners”), a group of co-investors affiliated with Energy Spectrum Partners (the “Co-Investors”) and an affiliate of Tenaska Capital Management, LLC (“Tenaska Capital Management” and, collectively with the members of management, Energy Spectrum Partners and the Co-Investors, the “Azure Members”) contributed a combined $410.0 million in cash for an ownership interest in Azure. In a related transaction, TPF II East Texas Gathering, LLC , a business managed by Tenaska Capital Management, was contributed to Azure in exchange for an additional ownership interest in Azure valued at $90.0 million (the “ETG Contribution”). The acquisition of TGGT and the ETG Contribution are collectively referred to as the Acquisition.

The Azure System is a part of TGGT, and has been carved-out and derived from the accounting records of Azure for periods subsequent to the Acquisition.

Azure Predecessor

The Azure Predecessor was formed on August 14, 2009, arising from a transaction between EXCO and BG. EXCO contributed TGGT in exchange for a membership interest in the Azure Predecessor. EXCO then sold 50% of its membership interest in the Azure Predecessor to BG for cash consideration. Upon formation, EXCO and BG each funded initial operations of the Azure Predecessor. The Azure Predecessor’s consolidated financial statements are comprised of the TGGT assets, liabilities and results of operations as of and for all periods prior to the Acquisition as TGGT is the predecessor of Azure for accounting purposes.

The Azure System Predecessor was a part of the Azure Predecessor, TGGT, and has been carved-out and derived from the accounting records of the Azure Predecessor for the periods prior to the Acquisition.
General Trends and Outlook

In 2015, we will continue to be focused on maintaining the Partnership's stable distributable cash flows from our assets and executing on growth opportunities to increase our long-term distributable cash flows. We believe the transformative combination of Azure’s substantial dropdown inventory, demonstrated by Azure's contribution of the ETG System in August of 2015 and discussed elsewhere in this Current Report, as well as the combination of the Legacy System with the Partnership's existing midstream assets, creates a diversified platform of midstream services and establishes us as one of the largest gathering and processing systems in the Haynesville and horizontal Cotton Valley plays in East Texas and North Louisiana. The Cotton Valley formation has historically been a natural gas play, although improvements in technology have increased production of oil and NGLs in the area. The Cotton Valley formation is productive when accessed through horizontal drilling and fracture stimulation technologies. We believe these qualities, when combined with the liquids rich nature of the natural gas, concentrated oil content, high initial rates of production and competitive well costs, make the formation attractive for producers in the area.

Azure's acquisition of the General Partner is also expected to offer the potential for enhanced scale and diversification that we anticipate will provide additional financial flexibility that will allow us to more effectively compete for greenfield development and acquisition opportunities across the midstream value chain. Further, the combination of a significant portfolio of long-term, fee-based contracts with high-quality producers, coupled with the potential for organic capital opportunities across multiple geographies, provides meaningful visibility to long-term growth. The complementary services offered by Azure are also expected to create attractive operational and financial synergies for both entities.

We believe the key elements to stable distributable cash flows are our significant fee-based business plus our assets that are strategically positioned to capitalize on drilling activity and related demand for midstream natural gas services. We expect to continue to pursue a multi-faceted growth strategy, which includes maximizing opportunities provided by our relationship with Azure, pursuing strategic and accretive third party acquisitions and capitalizing on organic expansion opportunities in order to grow our distributable cash flows.

How the Azure System Evaluates its Operations

Our management uses a variety of financial and operational metrics to analyze the Azure System's performance. These metrics include: (i) throughput volume; (ii) EBITDA and Adjusted EBITDA; (iii) distributable cash flow; (iv) operating expenses; and (v) capital spending.

Throughput Volume

The volume of natural gas that we gather depends on the level of production from natural gas wells connected to our gathering systems. Aggregate production volumes are impacted by the overall amount of drilling and completion activity because production must be maintained or increased by new drilling or other activity as the production rate of a natural gas well declines over time. Producers’ willingness to engage in new drilling is determined by a number of factors, the most important of which are the prevailing and projected prices of natural gas and NGLs, the cost to drill and operate a well, the availability and cost of capital, and environmental and government regulations. We generally expect the level of drilling to positively correlate with long-term trends in commodity prices. Similarly, production levels nationally and regionally generally tend to positively correlate with drilling activity, and we actively monitor producer drilling activity in the areas served by our gathering systems to pursue new supply opportunities.

We must continually obtain new supplies of natural gas to maintain or increase the throughput volume on our systems. Our ability to maintain or increase existing throughput volumes and obtain new supplies of natural gas is impacted by:

•	successful drilling activity within our dedicated acreage;

•	the level of work-overs and recompletions of wells on existing pad sites to which our gathering systems are connected;

•	the number of new pad sites in our dedicated acreage awaiting lateral connections;

•	our ability to compete for volumes from successful new wells in the areas in which we operate outside of our existing dedicated acreage;

•	our ability to utilize the remaining uncommitted capacity on, or add additional capacity to, our gathering systems;

•	our ability to gather natural gas that has been released from commitments with our competitors; and

•	our ability to acquire or develop new systems with associated volumes and contracts.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss), plus (1) interest expense, (2) income tax expense and (3) depreciation and amortization expense. We define Adjusted EBITDA as EBITDA, plus adjustments associated with certain non-cash and other items. EBITDA and Adjusted EBITDA are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities. Additionally, Adjusted EBITDA is used to assess the financial performance of our assets without the impact of certain non-cash and other items, including non-cash expenses, adjustments associated with cash received under the MRC requirements of our gas gathering agreements and certain other items.

Distributable Cash Flow

Although the Azure System and Azure System Predecessor have not quantified distributable cash flow on a historical basis, we intend to use distributable cash flow, which we define as Adjusted EBITDA less cash paid for interest expense, income tax expense and maintenance capital expenditures, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Distributable cash flow is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and research analysts, to assess the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders, and the attractiveness of capital projects and acquisitions and the overall rates of return on our investment opportunities.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial condition and results of operations. Because EBITDA, Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Operating Expenses

We seek to maximize the profitability of our operations in part by minimizing, to the extent appropriate, expenses directly tied to operating and maintaining our assets. Direct labor costs, repair and non-capitalized maintenance costs, integrity management costs, treating chemical costs, utilities and contract services are the most significant portion of the Azure System's operating expenses. These expenses are largely dependent on the volumes delivered through our gathering systems and may fluctuate depending on the activities performed during a specific period.

Capital Spending

Our management seeks to effectively manage our maintenance capital expenditures, including turnaround costs. These capital expenditures relate to the maintenance and integrity of our pipelines and facilities. We capitalize the costs of major maintenance activities, or turnarounds, and depreciate the costs over the period until the next planned turnaround of the affected unit. Historically, the Azure System has not made a distinction between maintenance and growth capital expenditures. In the future, we will categorize maintenance capital expenditures as those that are made to maintain our asset base, operating capacity or operating income, or to maintain the existing useful life of any of our capital assets, in each case over the long term. Examples of maintenance capital expenditures are expenditures for the repair, refurbishment and replacement of our assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. In addition, we may designate a portion of our maintenance capital expenditures to connect new wells to maintain throughput to the extent such capital expenditures are necessary to maintain, over the long term, our operating capacity or operating income. Expenditure levels will increase as pipelines age and require higher levels of inspection, maintenance and capital replacement.

Growth capital expenditures are cash expenditures to construct new midstream infrastructure, including those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues, or increase system throughput or capacity from current levels. Examples of growth capital expenditures include the construction, development or acquisition of additional gathering pipelines, compressor stations, processing plants, and new well connections, in each case to the extent such capital expenditures are expected to expand our operating capacity or operating income. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures will also be considered growth capital expenditures.

Items Affecting Comparability of the Azure System and Azure System Predecessor's Financial Results

The historical financial results of the Azure System and the Azure System Predecessor discussed below may not be: (i) comparable between the Azure System and the Azure System Predecessor's financial results; and (ii) may not be comparable to the Partnership's future financial results, for the reasons described below:

Items Affecting Comparability of Azure System to Azure System Predecessor

Ownership Structure

Prior to the Acquisition, the Azure System Predecessor operated approximately 1,060 miles of gathering pipelines that transported natural gas from supply basins to major intrastate and interstate pipelines in the region. These gathering systems and treating facilities were operated primarily to provide midstream services to BG and EXCO to support their drilling and development programs, and the Azure System Predecessor’s management team did not pursue third-party volumes aggressively. As a result, our average daily throughput on our Azure System is currently below our daily throughput capacity. We believe this excess capacity creates an opportunity for us to significantly increase volumes on the existing Azure System with minimal incremental capital expenditures, thereby giving us substantial operating leverage. We intend to increase throughput volumes on the existing Azure System by continuing to work with our existing customers to enhance our service offerings to maximize the value of their production and our economics. Additionally, we intend to increase throughput volumes and diversify our customer base over time by aggressively competing for contracted volumes with new customers as their existing contracts with other pipeline operators expire. Consequently, the historical financial results of the Azure System reflect, and our future financial results are expected to reflect, the implementation of a significantly different operating strategy.

Operating Expenses

EXCO, BG and the Azure Predecessor had various services agreements in place whereby EXCO and BG would provide various services, including operational and general and administrative, to the Azure Predecessor and the Azure Predecessor would reimburse EXCO and BG for such services in accordance with the applicable services agreements. Azure terminated these services agreements with EXCO and BG following the Acquisition. As a result, the general and administrative expenses allocated to the Azure System will reflect the operating and general and administrative expenses under Azure management subsequent to the Acquisition and the Azure System Predecessor will reflect the general and administrative expenses under Azure Predecessor management.

Azure recorded the TGGT assets, including the Azure System, at fair value in accordance with GAAP in connection with the Acquisition on November 15, 2013. The fair value assigned to the Azure System assets was less than the Azure System Predecessor's book value of those assets, which had the effect of decreasing the depreciation expense associated with our assets subsequent to the Acquisition.

Financing

As described above, the long-term debt and related interest expense associated with the Azure and Azure Predecessor's credit agreements have been allocated to the Azure System and the Azure System Predecessor in accordance with applicable accounting guidance because the Azure System and the Azure System Predecessor's assets were pledged as collateral for the respective credit agreements.

There are differences in the way Azure financed its operations compared to the way the Azure Predecessor financed its operations. Historically, the Azure Predecessor’s operations were financed as part of BG and EXCO’s midstream joint venture operations. In addition, the Azure Predecessor largely relied on internally generated cash flows and capital contributions from BG and EXCO to satisfy its capital expenditure requirements. Azure entered into a term loan and revolving credit facility, described further below, in connection with the Acquisition. As a result, interest expense associated with the period Azure owned the Azure System assets is not comparable to the period in which the Azure Predecessor owned the Azure System assets.

Contribution of the ETG System

On August 6, 2015, Azure contributed the ETG System to the Partnership. This transaction was determined to be a transaction between entities under common control for financial reporting purposes. Accordingly, we have recast the financial results of the Azure System to include the financial results of the ETG System from the date of Azure's acquisition, November 15, 2013. Therefore, the financial results of the Azure System will not be comparable to the Azure System Predecessor for all periods prior to November 15, 2013.

Items Affecting Comparability of Azure System and Azure System Predecessor to the Partnership

The Partnership's future results of operations may not be comparable to the Azure System and the Azure System Predecessor's historical results of operations for the reasons described below:

Ownership

Following the closing of the Transactions, Azure controls the Partnership through its ownership of all of the outstanding general partner units, which represents an approximate 2% economic general partner interest in the Partnership. Azure also owns 90 IDR Units, which represent 90% of the Partnership's IDR Units. NuDevco owns 60.2% of the Partnership's outstanding limited partner interest and 10 IDR Units, which represent 10% of the Partnership's IDR Units.

In connection with the closing of the Transactions, the Partnership terminated its omnibus agreement, dated July 31, 2013 (the “Existing Omnibus Agreement”), by and between NuDevco and its affiliates, the General Partner and the Partnership.

Also in connection with the closing of the Transactions, the Partnership entered into an omnibus agreement (the “New Omnibus Agreement”) with the General Partner and Azure, pursuant to which, among other things:

•	Azure will provide corporate, general and administrative services (the “Services”) on behalf of the General Partner for the benefit of the Partnership and its subsidiaries;

•
the Partnership is obligated to reimburse Azure and its affiliates for costs and expenses incurred by Azure and its affiliates in providing the Services on behalf of the Partnership, including, but not limited to, administrative costs and the compensation costs of the employees of Azure and its affiliates that provide Services to the Partnership;

•	the General Partner or Azure may at any time temporarily or permanently exclude any particular Service from the scope of the New Omnibus Agreement upon 90 days’ notice;

•
the Partnership or Azure may terminate the New Omnibus Agreement in the event that Azure ceases to control the General Partner. Azure may also terminate the New Omnibus Agreement if the General Partner is removed without cause and the units held by the General Partner were not voted in favor of the removal; and

•	the Partnership will have a right of first offer on any proposed transfer of any assets owned by Azure or its subsidiaries as of January 14, 2015.
The Partnership's future results of operations will be comprised of our midstream natural gas segment, including the Azure System, and our logistics segment. The future results of operations will also be under Azure management, as it will control our general partner. As a result, the historical results of operations of the Azure System and the Azure System Predecessor will not be comparable to the Partnership's future results of operations.
Revenues
Subsequent to the closing of the Transactions, the revenues generated by the Partnership will consist of the revenues from the midstream natural gas segment, including the Azure System, and the logistics segment. The historical revenues included within the Partnership's financial statements will only be comprised of the Azure System and the Azure System Predecessor. The Azure System and Azure System Predecessor's primary revenue producing activities are the sales of natural gas and NGLs and the sale of condensate liquids. The Azure System also earns gathering services and other fee based revenues from the gathering, compression and treating of natural gas. The Partnership's revenues are derived from natural gas processing and fees earned from its gathering, processing and transloading operations. Therefore, the Partnership's future operating results will include incremental gathering, processing, transloading and other revenues compared with the historical revenues of the Azure System and the Azure System Predecessor.
General and Administrative Expenses
Under the New Omnibus Agreement, Azure has the ability to determine the Services and the amount of such Services it provides to the Partnership. These general and administrative expenses will not be comparable to the general and administrative expenses previously allocated to the Azure System from Azure and the Azure System Predecessor from the Azure Predecessor. The Partnership's general and administrative expenses will also not be comparable to the historical Azure System and Azure System Predecessor's general and administrative expenses because the Partnership's general and administrative expenses will include the expenses associated with being a publicly traded master limited partnership whereas the Azure System and the Azure System Predecessor were operated as private companies.
Financing
In connection with the Transactions, the Partnership entered into a new senior secured revolving credit facility (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC (collectively, the “Lenders”). The Credit Agreement has a maturity date of February 27, 2018 and up to $250.0 million in commitments. As a result, the Partnership's long-term debt and related charges will not be comparable to the Azure System and the Azure System Predecessor's historical long-term debt and related charges.
The Partnership expects ongoing sources of liquidity to include cash generated from operations, our new Credit Agreement and issuances of debt and equity securities.

Results of the Azure System and the Azure System Predecessor's Operations

The following table presents the Azure System and the Azure System Predecessor's operating results for the year ended December 31, 2014, the period from November 15, 2013 to December 31, 2013 (the "Azure 2013 Period"), the period from January 1, 2013 to November 14, 2013 (the "Predecessor 2013 Period") and the year ended December 31, 2012:

For a reconciliation of Adjusted EBITDA to its most directly comparable financial measure calculated in accordance with GAAP, please read "Non-GAAP Financial Measures".

	Azure System (1)		Azure System Predecessor
	Year Ended December 31,	Period from November 15, 2013	Period from January 1, 2013	Year Ended December 31,
(in thousands, except volume information)	2014	to December 31, 2013	to November 14, 2013	2012
Statement of Operations Data:
Operating Revenues
Natural gas and NGL sales	$51,484	$5,534	$31,749	$37,255
Gathering services and other fees	23,237	3,325	9,514	14,239
Total operating revenues	74,721	8,859	41,263	51,494
Operating expenses:
Cost of purchased gas and NGLs sold	38,042	4,505	21,054	22,793
Operating expense	13,714	2,643	11,330	11,183
General and administrative	5,812	195	3,629	5,692
Asset impairments	228	—	659	5,720
Depreciation and amortization	7,961	958	9,999	11,229
Total expenses	65,757	8,301	46,671	56,617
Income (loss) from operations	8,964	558	(5,408)	(5,123)

Interest expense	15,149	1,855	3,167	4,951
Other (income) expense, net	422	—	(807)	304
Net loss before income taxes	(6,607)	(1,297)	(7,768)	(10,378)
Income tax expense	213	26	118	147
Net loss	$(6,820)	$(1,323)	$(7,886)	$(10,525)

Balance Sheet Data (as of the period end):
Property, plant and equipment, net	$304,175	$302,163	$341,848	$336,620
Total assets	319,203	324,563	351,102	345,381
Parent company net investment	116,151	107,028	218,531	189,547
Key Performance Measures:
Adjusted EBITDA (2)	$25,805	$2,702	$5,155	$11,826
Capital expenditures	14,233	1,068	13,989	9,887
Operating Data:
Average throughput volumes of natural gas (MMcf/d)	261	209	189	254

(1) On August 6, 2015, Azure contributed the ETG System to the Partnership. This transaction was determined to be a transaction between entities under common control for financial reporting purposes. Accordingly, we have recast the financial results of the Azure System to include the financial results of the ETG System from the period November 15, 2013 to December 31, 2013 and the year ended December 31, 2014.

(2) For a definition of Adjusted EBITDA and a reconciliation to net income, its most directly comparable financial measure calculated in accordance with GAAP, please read "Non-GAAP Financial Measures" above.

Year Ended December 31, 2014 Compared to the Period from November 15, 2013 to December 31, 2013 ("Azure 2013 Period") and the Period from January 1, 2013 to November 14, 2013 ("Predecessor 2013 Period")

Volumes

Average throughput volumes were 261 MMcf/d for the year ended December 31, 2014 compared to average throughput volumes of 209 MMcf/d for the Azure 2013 Period and 189 MMcf/d for the Predecessor 2013 Period. The increase in average throughput volumes resulted from higher natural gas and NGL sales volumes and higher weighted average natural gas and NGL sales prices during the year ended December 31, 2014 as compared to the Azure 2013 Period and the Predecessor 2013 Period.

Revenues

The Azure System and the Azure System Predecessor's revenues are primarily attributable to sales of natural gas and NGLs purchased from third parties. These sales are completed under contracts with limited commodity price exposure. Secondarily, the Azure System and the Azure System Predecessor's revenues are attributable to the volume of natural gas that it gathers, compresses and treats, and the fixed rates it charges per volume of natural gas for these services. The Azure System and the Azure System Predecessor delivers these volumes of natural gas to multiple interconnect and downstream access points or to third-party processing plants, which serve as connection points for a number of intrastate and interstate pipelines.

The Azure System's total operating revenues were $74.7 million for the year ended December 31, 2014 compared to total operating revenues of $8.9 million for the Azure 2013 Period and $41.3 million for the Predecessor 2013 Period. Natural gas and NGL sales were $51.5 million for the year ended December 31, 2014 compared to natural gas and NGL sales of $5.5 million for the Azure 2013 Period and $31.8 million for the Predecessor 2013 Period. The increase in total natural gas and NGL sales revenue period over period is due to: (i) higher natural gas and NGL sales volumes and higher weighted average natural gas and NGL sales prices during the year ended December 31, 2014 as compared to the Azure 2013 Period and the Predecessor 2013 Period; and (ii) increased sales attributable to the contribution of the ETG System of $8.6 million for the year ended December 31, 2014 and $1.6 million for the Azure 2013 Period. Gathering services and other fees were $23.2 million for the year ended December 31, 2014 compared to gathering services and other fees of $3.3 million for the Azure 2013 Period and $9.5 million for the Predecessor 2013 Period. The primary reason for the increase in gathering services and other fees revenue was the higher volumes and prices discussed above.

Cost of Purchased Gas and NGLs Sold

The Azure System's cost of purchased gas and NGLs sold were $38.0 million for the year ended December 31, 2014 compared to the cost of purchased gas and NGLs sold of $4.5 million for the Azure 2013 Period and $21.1 million for the Predecessor 2013 Period. The increase in cost of purchased gas and NGLs sold is due to: (i) higher natural gas prices and higher volumes period over period, and correlates to the increase in natural gas and NGL sales during the periods; and (ii) increased costs attributable to the contribution of the ETG System of $7.4 million for the year ended December 31, 2014 and $1.6 million for the Azure 2013 Period.

Operating Expense

The Azure System's operating expense was $13.7 million for the year ended December 31, 2014 compared to operating expense of $2.6 million for the Azure 2013 Period and $11.3 million for the Predecessor 2013 Period. The increase in operating expense was due to the contribution of the ETG System of $6.9 million for the year ended December 31, 2014 and $1.1 million for the Azure 2013 Period. This increase related to the ETG System was almost entirely offset by decreases in operating expense due to continued focus on asset optimization, including moving and consolidating compression facility locations and the release of under-utilized rental compression and treating equipment.

General and Administrative Expense

General and administrative expenses allocated to the Azure System were $5.8 million for the year ended December 31, 2014 compared to the $0.2 million amount allocated during the Azure 2013 Period and the $3.6 million amount allocated during the Predecessor 2013 Period. The increase was primarily driven by: (i) non-recurring transition and transaction expenses that have been allocated to the Azure System and were incurred by Azure during the year ended December 31, 2014; and (ii) increased general and administrative expense attributable to the contribution of the ETG System of $1.4 million for the year ended December 31, 2014. These costs were partially offset by a reduction in corporate personnel expenses as Azure reduced the number of corporate personnel to better align with the needs of its newly acquired assets.

Asset Impairments

The Azure System recognized a $0.2 million impairment during the year ended December 31, 2014 compared to a $0.7 million impairment recognized during the Predecessor 2013 Period. These impairments resulted from adjusting the net book value of assets held for sale to their net realizable fair market value. There was no impairment recognized during the Azure 2013 Period.

Depreciation and Amortization Expense

The Azure System's depreciation and amortization expense was $8.0 million for the year ended December 31, 2014 compared to depreciation and amortization expense of $1.0 million for the Azure 2013 Period and $10.0 million for the Predecessor 2013 Period. As a result of the application of purchase accounting, the Legacy System assets acquired and liabilities assumed by Azure were adjusted to their fair market values on November 15, 2013, and Azure assigned useful lives based on various factors, including age and historical data associated with the assets acquired. The fair market values and useful lives assigned were different than the Azure Predecessor resulting in the decrease in depreciation and amortization expense. This decrease was partially offset by increased depreciation and amortization expense attributable to the contribution of the ETG System of $2.6 million for the year ended December 31, 2014 and $0.3 million for the Azure 2013 Period.

Interest Expense

Interest expense allocated to the Azure System was $15.1 million for the year ended December 31, 2014 compared to interest expense of $1.9 million for the Azure 2013 Period and $3.2 million for the Predecessor 2013 Period. The increase is primarily driven by: (i) increased outstanding borrowings under the Azure credit facility, which have been allocated to the Azure System, compared to outstanding borrowings under the Azure credit facility, which have been allocated to the Azure System Predecessor; and (ii) increased interest expense attributable to the contribution of the ETG System of $4.5 million for the year ended December 31, 2014 and $0.6 million for the Azure 2013 Period.

The Period from November 15, 2013 to December 31, 2013 ("Azure 2013 Period") and the Period from January 1, 2013 to November 14, 2013 ("Predecessor 2013 Period") Compared to the Year Ended December 31, 2012

Volumes

Average throughput volumes were 209 MMcf/d for the Azure 2013 Period and 189 MMcf/d for the Predecessor 2013 Period compared to average throughput volumes of 254 MMcf/d for the year ended December 31, 2012. The decrease in average throughput volumes resulted from lower natural gas and NGL sales volumes and lower weighted average natural gas and NGL sales prices for the Azure 2013 Period and the Predecessor 2013 Period as compared to the year ended 2012.

Revenues

The Azure System and Azure System Predecessor's total operating revenues were $8.9 million for the Azure 2013 Period and $41.3 million for the Predecessor 2013 Period compared to $51.5 million for the year ended December 31, 2012. Natural gas and NGL sales were $5.5 million for the Azure 2013 Period and $31.8 million for the Predecessor 2013 Period compared to $37.3 million for the year ended December 31, 2012. Natural gas and NGL sales revenue for the Azure 2013 Period and the Predecessor 2013 Period were comparable to the natural gas and NGL sales revenue for the year ended 2012 despite lower natural gas and NGL sales volumes and lower weighted average natural gas and NGL sales prices during the Azure 2013 Period and the Predecessor 2013 Period compared to the year ended December 31, 2012, primarily due to increased sales attributable to the contribution of the ETG System of $1.6 million for the Azure 2013 Period. Gathering services and other fees were $3.3 million for the Azure 2013 Period and $9.5 million for the Predecessor 2013 Period compared to $14.2 million for the year ended December 31, 2012.

Cost of Purchased Gas and NGLs Sold

The Azure System and Azure System Predecessor's cost of purchased gas and NGLs sold were $4.5 million for the Azure 2013 Period and $21.1 million for the Predecessor 2013 Period compared to $22.8 million for the year ended December 31, 2012. The primary reason for the decrease in gathering services and other fees revenue was the lower volumes and prices discussed above.

Operating Expense

The Azure System and Azure System Predecessor's operating expense was $2.6 million for the Azure 2013 Period and $11.3 million for the Predecessor 2013 Period compared to $11.2 million for the year ended December 31, 2012. The increase in operating expenses period over period is due to: (i) higher repairs and maintenance and employee related expenses; (ii) increased operating expenses attributable to the contribution of the ETG System of $1.1 million for the Azure 2013 Period; partially offset by (iii) lower utilities and compression related expenditures.

General and Administrative Expense

General and administrative expenses allocated to the Azure System and Azure System Predecessor were $0.2 million during the Azure 2013 Period and $3.6 million during the Predecessor 2013 Period compared to $5.7 million for the year ended December 31, 2012. The decrease in general and administrative expenses were due to lower employee related expenses.

Asset Impairments

The Azure System Predecessor recognized a $0.7 million impairment during the Predecessor 2013 Period resulting from adjusting the net book value of assets held for sale to their net realizable fair market value. The Azure System Predecessor also recognized an impairment of $5.7 million related to the Danville Gathering System during the year ended December 31, 2012. There was no impairment recognized during the Azure 2013 Period.

Depreciation and Amortization Expense

The Azure System and Azure System Predecessor's depreciation and amortization expense was $1.0 million for the Azure 2013 Period and $10.0 million for the Predecessor 2013 Period compared to $11.2 million for the year ended December 31, 2012.

Interest Expense

The interest expense allocated to the Azure System and the Azure System Predecessor was $1.9 million for the Azure 2013 Period and $3.2 million for the Predecessor 2013 Period compared to $5.0 million for the year ended December 31, 2012. The slight increase is primarily driven by increased interest expense attributable to the contribution of the ETG System of $0.6 million for the Azure 2013 Period, partially offset by the difference in borrowings, of approximately $0.5 million, under the Azure credit facility, which have been allocated to the Azure System, compared to outstanding borrowings under the Azure Predecessor credit facility, which have been allocated to the Azure System Predecessor.
Liquidity and Capital Resources

Azure System and the Azure System Predecessor's Sources and Uses of Cash

The Azure System and the Azure System Predecessor utilized the Azure and Azure Predecessor’s centralized processes and systems for cash management, payroll, purchasing and expenditures. As a result, cash generated by and cash received by the Azure System and the Azure System Predecessor was deposited in and commingled with the general corporate funds of the respective period’s owner, and is or was not specifically allocated to the Azure System or the Azure System Predecessor. The net results of these cash transactions between the Azure System, the Azure System Predecessor and the respective period’s owner are reflected in parent company’s net investment in the carved-out balance sheets. Changes in long-term debt associated with the Azure and Azure Predecessor credit agreement that are allocated to the Azure System and Azure System Predecessor are assumed to be cash borrowings or repayments within the financing activities section of the statements of cash flows.

The following table presents the Azure System and Azure System Predecessor's sources and uses of cash for the periods presented:

	Azure System (1)		Azure System Predecessor
	Year Ended December 31, 2014	Period from November 15, 2013 to December 31, 2013	Period from January 1, 2013 to November 14, 2013	Year Ended December 31, 2012
(in thousands)
Net cash provided by (used in):
Operating activities	$8,179	$(384)	$3,590	$6,348
Investing activities	$(13,839)	$(212,123)	$(13,989)	$(2,387)
Financing activities	$5,660	$212,507	$10,399	$(3,961)
(1) On August 6, 2015, Azure contributed the ETG System to the Partnership. This transaction was determined to be a transaction between entities under common control for financial reporting purposes. Accordingly, we have recast the financial results of the Azure System to include the financial results of the ETG System from the period November 15, 2013 to December 31, 2013 and the year ended December 31, 2014.

Operating activities: Operating cash flow has been the source of liquidity for the Azure System and the Azure System Predecessor. Generally, the Azure System and Azure System Predecessor's operating cash flows increase or decrease due to the same factors that impact income (loss) from operations. Consequently, changes in operating cash flows since the year ended December 31, 2012 were primarily driven by the fluctuations in volume and price of the natural gas and NGLs purchased, sold, gathered, compressed and treated by the Azure System and Azure System Predecessor's assets.

Investing activities and Financing activities: Azure and the Azure Predecessor’s net investment in the operations of the Azure System and Azure System Predecessor is presented as parent company net investment within the respective period's financial statements. Parent company net investment represents the accumulated net earnings of the operations and the accumulated net contributions from Azure and the Azure Predecessor. Net contributions from Azure and Azure Predecessor during the periods presented were primarily comprised of intercompany operations and maintenance expense, cash clearing and other financing activities, and debt and general and administrative costs allocations to the Azure System and Azure System Predecessor.

The capital expenditures associated with the Azure System and Azure System Predecessor were $14.2 million, $1.1 million, $14.0 million and $9.9 million for the year ended December 31, 2014, the Azure 2013 Period, the Predecessor 2013 Period and the year ended December 31, 2012, respectively. The investing activities for the Azure 2013 Period includes the allocated Azure System purchase price of $212.5 million. The financing activities for the Azure 2013 Period includes the allocated borrowings under the Azure Credit Agreement, defined below, of $142.0 million and parent company net investment of $76.8 million to fund the Azure System purchase price.

Capital Requirements

The midstream business is capital intensive and can require significant investment to maintain and upgrade existing operations, connect new wells to the system, organically grow into new areas and comply with environmental and safety regulations. Going forward, our capital requirements will consist of the following:

•
Maintenance capital expenditures are cash expenditures that are made to maintain our asset base, operating capacity or operating income, or to maintain the existing useful life of any of our capital assets, in each case over the long term. Examples of maintenance capital expenditures are expenditures for the repair, refurbishment and replacement of our assets, to maintain equipment reliability, integrity and safety, and to address environmental laws and regulations. In addition, we may designate a portion of our maintenance capital expenditures to connect new wells to maintain throughput to the extent such capital expenditures are necessary to maintain, over the long term, our operating capacity or operating income. We capitalize the costs of major maintenance activities, or turnarounds, and depreciate the costs over the expected useful life of such maintenance cost. Expenditure levels will increase as pipelines age and require higher levels of inspection, maintenance and capital replacement; and

•
Growth capital expenditures are cash expenditures to construct new midstream infrastructure, including those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues, or increase system throughput or capacity from current levels. Examples of growth capital expenditures include the construction, development or acquisition of additional gathering pipelines, compressor stations, processing plants, and new well connections, in each case to the extent such capital expenditures are expected to expand our operating capacity or operating income. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures will also be considered growth capital expenditures.

Based on current market conditions, we expect to be able to fund our activities for 2015 with cash flows generated from our operations, available cash on hand and borrowings under our new Credit Agreement as well as accessing the capital markets for debt and equity capital. Our ability to pay distributions to our unitholders, and to fund planned capital expenditures and to make acquisitions will depend upon our future operating performance, which will be affected by prevailing economic conditions in the industry and financial, business and other factors, some of which are beyond our control.
Credit Agreement

On February 27, 2015, we entered into the Credit Agreement whereby the lenders agreed to extend to us a senior secured revolving credit facility of up to $250 million. Proceeds from the credit facility were used on the closing date for the repayment and termination of our then-existing credit facility and otherwise in connection with the Transactions, and future drawings will be used for working capital, permitted acquisitions and capital expenditures, quarterly distributions of available cash and other general corporate purposes. The maturity date of the Credit Agreement is February 27, 2018.

The Credit Agreement requires that (a) all domestic restricted subsidiaries guarantee our obligations and the obligations of the subsidiary guarantors under (i) the Credit Agreement and other loan documents and (ii) certain hedging agreements and cash management agreements with lenders and affiliates of lenders, and (b) all such obligations be secured by a security interest in substantially all of our assets and the assets of our subsidiary guarantors, in each case, subject to certain customary exceptions.

The Credit Agreement provides for a $15 million sublimit for letters of credit and a $15 million sublimit for swingline loans. Borrowings under the Credit Agreement bear interest at (a) the LIBOR Rate (as defined in the Credit Agreement) plus an applicable margin of 2.75% to 3.75% or (b) the Base Rate (as defined in the Credit Agreement) plus an applicable margin of 1.75% to 2.75%, in each case, based on the Consolidated Total Leverage Ratio (as defined in the Credit Agreement). Until such time as we receive gross cash proceeds of not less than $50 million from the consummation of a single issuance of common equity and prepay the loans under the Credit Agreement in an amount not less than $50 million (the “Availability Period”), the amount we may borrow under the Credit Agreement is limited to an amount (the “Availability”) equal to the sum of (a) the product of (i) 4.5 and (ii) Eligible Gas Gathering EBITDA (as defined in the Credit Agreement); plus (b) the lesser of (i) $15 million and (ii) Eligible Transloading EBITDA (as defined in the Credit Agreement). During the Availability Period, the Availability shall be determined periodically in connection with our delivery of annual and quarterly financial statements pursuant to the Credit Agreement and upon the occurrence of certain other events described in the Credit Agreement.

The Credit Agreement contains affirmative and negative covenants customary for credit facilities of its size and nature that, among other things, limit or restrict our ability and the ability of our subsidiaries to (a) incur additional debt; (b) grant certain liens; (c) make certain investments; (d) engage in certain mergers or consolidations; (e) dispose of certain assets; (f) enter into certain types of transactions with affiliates; (g) make distributions, with certain exceptions, including the distribution of Available Cash (as defined in the partnership agreement) if no default or event of default exists and, during the Availability Period, if an Availability deficiency exists, the aggregate amount of distributions of Available Cash made during such deficiency shall not exceed $10 million; (h) enter into certain restrictive agreements or amend certain material agreements and (i) prepay certain debt.

The Credit Agreement requires that our ratio of Consolidated Funded Indebtedness (as defined in the Credit Agreement) on the date of determination to Adjusted Consolidated EBITDA (as defined in the Credit Agreement) for a trailing four fiscal quarter period not to exceed 4.50 to 1.00 (or 5.00 to 1.00 for the period commencing on the date that a certain acquisition is consummated through the last day of the second full fiscal quarter following the date of such acquisition). In addition, the Credit Agreement requires our ratio of Adjusted Consolidated EBITDA for a trailing four fiscal quarter period to Consolidated Interest Expense (as defined in the Credit Agreement) for such period to be at least 2.50 to 1.00. As of February 27, 2015, we had outstanding borrowings of $180.8 million.

Azure System and the Azure System Predecessor Long-term Debt and Related Expenses Allocation
The Azure Credit Agreement and the Predecessor Credit Agreement, described further below, served as the sole borrowing agreement applicable for the Azure System and the Azure System Predecessor during the periods presented. In addition, substantially all of Azure and the Azure Predecessor’s subsidiaries, including the Azure System and the Azure System Predecessor, served as guarantors and pledger's with respect to the Azure Credit Agreement and the Predecessor Credit Agreement. The Azure System and the Azure System Predecessor’s long-term debt and related expense balances represent an allocation of its proportionate share of the Azure and Azure Predecessor’s consolidated long-term debt as of and for all periods presented in accordance with applicable accounting guidance.

Substantially all of the Azure System and Azure System Predecessor’s capital expenditures, including $550.0 million used to fund a portion of the Acquisition, were financed by the Azure Credit Agreement or the Predecessor Credit Agreement during these respective periods. As a result, the debt and related expense balances presented within the Legacy System and ETG System financial statements represent the Azure System and the Azure System Predecessor’s proportionate share using proportional book value of the Azure System and the Azure System Predecessor’s assets as a percentage of total assets financed by the Azure Credit Agreement and the Predecessor Credit Agreement.

In connection with entering into the Azure Credit Agreement and the Predecessor Credit Agreement, Azure and the Azure Predecessor incurred financing costs. These deferred financing costs were being amortized to interest expense over the term of the loan and have also been allocated to the Azure System and the Azure System Predecessor's balance sheets, included within other non-current assets. The Azure System and Azure System Predecessor’s interest expense has also been calculated using a similar allocation methodology as long-term debt.

Azure and the Azure Predecessor Credit Agreements

On November 15, 2013, Azure closed on a $550.0 million Senior Secured Term Loan B (the "TLB") maturing November 15, 2018, and a $50.0 million Senior Secured Revolving Credit Facility (the "Revolver" and collectively with the TLB, the "Azure Credit Agreement") with a maturity of November 15, 2017. Borrowings under the Azure Credit Agreement are unconditionally guaranteed, jointly and severally, by all of the Azure subsidiaries, including the Azure System, and are collateralized by first priority liens on substantially all of existing and subsequently acquired assets and equity.

Under the TLB, borrowings bear interest at Azure’s option of either the (i) monthly Eurodollar Rate, which is the British Bankers Association London Inter Bank Offered Rate and cannot be less than 1% per year or (ii) the Alternative Base Rate (ABR), which is the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate; plus 0.50% or (c) the Eurodollar Rate; plus 1.0%; plus the applicable Eurodollar margin or the ABR margin which is 5.5% and 4.5%, respectively. Azure Eelected the Eurodollar Rate and Eurodollar margin for the TLB for the year ending December 31, 2014 and the Azure 2013 Period. For the Revolver, borrowings bear interest under the same terms as the TLB and the applicable Eurodollar margin and ABR margin vary quarterly based on Azure's consolidated leverage ratio. The weighted average interest rate for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013 was 6.50%. Total outstanding borrowings associated with the Azure Credit Agreement were $522.5 million and $550.0 million as of December 31, 2014 and December 31, 2013, respectively, of which $27.5 million is due within one year. As of December 31, 2014 and 2013, all outstanding borrowings were associated with the TLB and there were no outstanding borrowings under the Revolver during either period.

In September 2014, Azure entered into the first amendment to the Azure Credit Agreement (the "First Amendment"). Among other things, the First Amendment reduced borrowing capacity under the Revolver from $50.0 million to $40.0 million and provided for more favorable financial condition covenants. A loss on the extinguishment of debt in the amount of $0.3 million was recognized by Azure as a result of the First Amendment, and a portion, $0.1 million, of the loss on the extinguishment of debt has been allocated to the Azure System and is included within interest expense during the year ended December 31, 2014.

The Azure Predecessor had a $600.0 million senior secured credit facility (the "Predecessor Credit Agreement"). Borrowings under the Predecessor Credit Agreement were unconditionally guaranteed, jointly and severally, by all of the Predecessor’s subsidiaries, including the Azure System Predecessor, and were collateralized by first priority liens on substantially all of the existing and subsequently acquired assets and equity. The weighted average interest rate associated with the Predecessor Credit Agreement for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012 was 2.42% and 2.72%. Outstanding borrowings associated with the Predecessor Credit Agreement averaged $446.6 million and $512.1 million for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

The table below summarizes the Azure System's contractual obligations and other commitments as of December 31, 2014:

		Less Than			More Than
	Total	1 Year	1 - 3 Years	3 - 5 Years	5 Years
Contractual Obligations(1):
Long-term debt and interest (2)	$237,806	$19,554	$218,252	$—	$—
Operating Leases	4,861	2,584	1,375	320	582
Total	$242,667	$22,138	$219,627	$320	$582
(1) On August 6, 2015, Azure contributed the ETG System. This transaction was determined to be a transaction between entities under common control for financial reporting purposes. Accordingly, the above table includes the contractual obligations related to the ETG System as of December 31, 2014.

(2) The long-term debt and interest expense is associated with the Azure Credit Agreement and has been allocated to the Azure System in accordance with applicable accounting guidance because the Azure System assets served as collateral under the Azure Credit Agreement. Azure contributed the Legacy System to the Partnership in connection with the Transactions and as a result the Legacy System does not serve as collateral for the Azure credit agreement subsequent to February 27, 2015. Azure contributed the ETG System to the Partnership in connection with the transactions contemplated by the Contribution Agreement and as a result the ETG System does not serve as collateral for the Azure Credit Agreement subsequent to August 6, 2015.

In connection with the closing of the Transactions, the closing of the transactions contemplated by the Contribution Agreement and the Partnership entering into the Credit Agreement, all domestic restricted subsidiaries, including the Legacy System and ETG System, guarantee the Partnership's obligations and the obligations of the subsidiary guarantors under: (i) the Credit Agreement and other loan documents; (ii) certain hedging agreements and cash management agreements with lenders and affiliates of lenders; and (iii) all such obligations be secured by a security interest in substantially all of the Partnership's assets and the assets of our subsidiary guarantors, in each case, subject to certain customary exceptions.

Credit Risk and Customer Concentration

The Azure System and Azure System Predecessor’s primary markets are in the North Louisiana and East Texas natural gas supply basins, and it delivers natural gas to major intrastate and interstate pipelines in these regions. The Azure System has a concentration of revenues and trade accounts receivable due from customers engaged in the production, trading, distribution and marketing of natural gas and condensate. These concentrations may affect overall credit risk in that these customers may be affected similarly by changes in the economic, regulatory, environmental or other factors. The Azure System analyzes its customers’ historical financial and operational information before extending credit. The Azure System Predecessor’s concentration of credit risk was not materially different than that of the Azure System.

The Azure System had four customers that individually represented greater than 10% of total operating revenues during the year ended December 31, 2014, specifically Conoco Phillips, BP plc, Texla Energy Management Inc., and Waskom Gas Processing Company LLC each represented 19%, 18%, 11%, and 11% of total operating revenues.

We examine the creditworthiness of third-party customers to whom we extend credit and manage our exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees. If one of the customers noted above were to default on their contractual obligations or if we were unable to renew our contract with these customers on favorable terms, we may not be able to replace these customers in a timely fashion, on favorable terms if at all. In any of these situations, our cash flows and our ability to make cash distributions to our unitholders may be adversely affected. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively small number of customers for a substantial portion of our revenue.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements that are based on information currently available to management as well as management’s assumptions and beliefs. All statements, other than statements of historical fact, included herein constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,”“anticipate,” “intend,” “estimate” and “expect” and similar expressions. Such statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. In addition to the specific uncertainties discussed elsewhere in this report, the risk factors set forth in our Annual Report on Form 10-K, filed with the SEC on March 11, 2015, may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. We disclaim any intention or obligation to update or review any forward looking statements or information, whether as a result of new information, future events or otherwise.